EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106339 on Form S-3 of Smithfield Foods, Inc. and Registration Statement Nos. 333-138090, 333-131330, 333-123418, 333-123417, 333-123416, 333-119948, 333-108511, 333-81917, 333-34553 on Form S-8 of Smithfield Foods, Inc. of our report dated June 1, 2007, relating to the consolidated financial statements of Premium Standard Farms, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the subsequent acquisition by a subsidiary of Smithfield Foods, Inc.), appearing in this Current Report on Form 8-K/A of Smithfield Foods, Inc. and subsidiaries dated June 13, 2007.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 13, 2007